RULE 22C-2 AGREEMENT

This AGREEMENT is effective as of the 23rd day of February 2007 between ING Funds Services, LLC (“IFS”), and Security Distributors, Inc. (the “Intermediary”).

WHEREAS, both parties desire to execute this Agreement in compliance with the requirements of Rule 22c-2 of the Investment Company Act of 1940 (“40 Act”), as amended (“Rule 22c-2”); and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, IFS and the Intermediary hereby agree as follows:

A.       Agreement to Provide Information.

Intermediary agrees to provide IFS, upon written request, the following information:

1)
the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GII”) of any or all Shareholders of the account; and

2)	the amount and dates of such shareholder purchases, redemptions, transfers and exchanges during the period of the request; and

3)	the name or other identifier of any investment professional(s) associated with the Shareholder(s) account; and

4)	any other data mutually agreed upon in writing.

B.       Form of and Period Covered by a Request.

IFS agrees to provide to the Intermediary a written request including the TIN, if known, or any other identifying factor that would provide assistance in determining the identity of the Shareholder(s).  Requests to provide such information shall set forth the specific period for which transaction information is sought.  Unless otherwise agreed to by the Intermediary, any such request will not cover a period of more than 90 consecutive Business Days.

C.       Form and Timing of Response.

The Intermediary agrees to provide promptly the requested information specified in Section A.  If requested by IFS, Intermediary agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specific in Section A is itself a financial intermediary (“indirect intermediary”) and promptly either (i) provide (or arrange to have provided) the information set forth in Section A for those shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities administered by IFS.  Intermediary shall promptly inform IFS whether it plans to provide such

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information or restrict trading.  A response required by this paragraph must be in writing and in a mutually agreed upon format.  To the extent practical, the format for any transaction information provided should be consistent with the NSCC Standardized Data Reporting Format.

D.       Agreement to Restrict Trading.

The Intermediary agrees to execute written instructions from IFS to restrict or prohibit further purchases or exchanges of Fund shares by a Shareholder who has been identified by IFS as having engaged in violations of the Fund’s frequent trading policy.  Instructions must include specific restriction(s) to be executed, including the length of time such restriction shall remain in place, and an identifying number for the Shareholder(s) or account(s) or other agreed upon identifying information to which the instructions relate.

The Intermediary agrees to execute instruction to restrict trading as soon as reasonably practical, but not later than five (5) business days after receipt of such instructions.

The Intermediary will provide written confirmation to IFS that instructions from the Fund to restrict trading have been executed.  Intermediary will provide such confirmation as soon as reasonably practical, but not later that ten (10) business days after instructions have been executed.

E.       Limitation on Use of Information.

IFS agrees not to use the information received from the Intermediary for marketing or any other similar purpose without prior written consent of the Intermediary.

F.       Definitions

The term “Fund” is any open-end mutual fund administered by IFS and includes the fund’s principal underwriter and transfer agent.  The term does not include any “excepted funds” as defined in Rule 22c-2(b).

The term “Shares” means the interest of Shareholders corresponding to the redeemable securities of record issued by the Fund under the 40 Act that are held by the Intermediary.

The Term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the intermediary in nominee name.

Intermediary Acceptance	ING Funds Services, LLC

/s/ GREGORY J. GARVIN	/s/ ROBERT S. NAKA
Authorized Officer Signature	Authorized Officer Signature

Gregory J. Garvin, President	Robert S. Naka, EVP
Name and Title of Signing Officer	Name and Title of Signing Officer

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